FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
230 Park Avenue, Suite 966, New York, NY   10169


May 1, 1997

Board of Directors
First Golden American Life Insurance
   Company of New York
230 Park Avenue, Suite 966
New York, NY   10169

Ms. Coleman and Gentlemen:

I consent to the reference to my name under the heading "Legal Matters" in the prospectus. In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Myles R. Tashman
Myles R. Tashman
Executive Vice President, General Counsel
     and Secretary
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